Exhibit 3.1

PARKWAY, INC.

SPECIAL VOTING PREFERRED STOCK

Articles Supplementary Reclassifying and Designating One Share of Common Stock as

Special Voting Preferred Stock

Parkway, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority granted and vested in the Board of Directors of the Corporation (the “Board”) by Article V of the charter of the Corporation (the “Charter”), the Board adopted resolutions reclassifying and designating one (1) unissued share of common stock, $0.001 par value per share (“Common Stock”), of the Corporation, as a share of Special Voting Preferred Stock, $0.001 par value per share, of the Corporation, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as follows, which, upon any restatement of the Charter, shall become a part of Article V of the Charter, with any appropriate renumbering or relettering of the sections or subsections hereof:

Section 1. Designation and Number. One share of Common Stock is classified and designated as “Special Voting Preferred Stock,” $0.001 par value per share (the “Special Voting Preferred Stock”), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption.

Section 2. Ranking. The Special Voting Preferred Stock shall rank:

(a) Senior, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, to the Common Stock, to the Limited Voting Stock, $0.001 par value per share (the “Limited Voting Stock”), and to all other class or series of the Corporation’s stock (together with the Common Stock, the “Junior Securities”), the terms of which expressly provide that such class or series of stock ranks junior to the Special Voting Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up;

(b) On a parity, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, to any class or series of the Corporation’s stock (collectively, the “Parity Securities”), the terms of which expressly provide that such class or series of stock ranks on a parity with the Special Voting Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up; or

(c) Junior, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, to any class or series of the Corporation’s stock (collectively, the “Senior Securities”), the terms of which expressly provide that such class or series of stock ranks senior to the Special Voting Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

Section 3. Dividends.

(a) The holder of the outstanding share of Special Voting Preferred Stock shall be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends per share of Special Voting Preferred Stock at the annual rate of 5.00% of the total of $100.00 plus all accumulated and unpaid dividends thereon. Such dividends shall accrue on the outstanding share of Special Voting Preferred Stock on a daily basis and be cumulative from the date on which the share of Special Voting Preferred Stock is first issued (the “Original Issue Date”), and shall be payable quarterly in arrears on or before March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”) or, if not a business day, the next succeeding business day. Any dividend payable on the share of Special Voting Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on December 31, 2017, will be for less than a full dividend period). A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date or other date as of which accrued dividends are to be calculated and, with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends will be payable to the holder of record as he, she or it appears in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall such date designated by the Board for the payment of dividends (each, a “Dividend Record Date”).

(b) No dividends on the share of Special Voting Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement binding upon the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the share of Special Voting Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Accrued but unpaid dividends on the share of Special Voting Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d) Except as provided in Section 3(f) below, unless full cumulative dividends on the outstanding share of Special Voting Preferred Stock have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in Junior Securities) shall be paid or declared and set apart for payment, nor shall any other distribution be made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Securities) by the Corporation (except by conversion into or exchange for other Junior Securities).

(e) Any dividend payment made on the share of Special Voting Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such share which remains payable. The holder of the share of Special Voting Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends as described in this Section 3.

(f) Notwithstanding the provisions of this Section 3 and regardless of whether dividends are paid in full (or declared and a sum sufficient for such full payment is set apart) on the share of Special Voting Preferred Stock, the Corporation shall not be prohibited or limited from (i) paying dividends in Junior Securities, (ii) converting or exchanging shares of stock of any class or series for Junior Securities, (iii) redeeming, purchasing or otherwise acquiring shares of stock of any class or series pursuant to the provisions Article VI of the Charter or any comparable provision of the Charter relating to any class or series of stock that may, in the future, be classified and designated, or otherwise in order to assist the Corporation in remaining qualified as a real estate investment trust, (iv) a redemption, purchase or other acquisition of Junior Securities made for purposes of and in compliance with the requirements of an employee incentive or benefit plan of the Corporation or any of its subsidiaries or (v) purchasing or acquiring Junior Securities pursuant to a merger, consolidation or statutory share exchange approved by the stockholders of the Corporation in accordance with the Maryland General Corporation Law (the “MGCL”) and the Charter (including Section 8 hereof).

Section 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of the share of Special Voting Preferred Stock will be entitled to be paid, or have the Corporation declare and set apart for payment, out of the assets of the Corporation legally available for distribution to its stockholders, before any distribution of assets is made to holders of any Junior Securities, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $100.00 plus (ii) all accrued and unpaid dividends thereon through and including the date of payment. In the event that the Corporation elects to set apart the Liquidation Preference for payment, the Special Voting Preferred Stock shall remain outstanding until the holder thereof is paid the full Liquidation Preference therefor, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on shares of Common Stock.

(b) After payment of the full amount of the Liquidation Preference to which the holder is entitled, the share of Special Voting Preferred Stock shall cease to be outstanding and the holder of share of the Special Voting Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, merger or conversion of the Corporation with or into any other person, corporation, trust or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation.

Section 5. Automatic Redemption.

(a) The outstanding share of Special Voting Preferred Stock shall automatically be redeemed by the Corporation (the “Automatic Redemption”) at the time that is twenty-four hours after the issuance of the share of Special Voting Preferred Stock (the “Automatic Redemption Time”), without any further action by the Corporation or any notice to the holder thereof, for a redemption price (the “Automatic Redemption Price”) equal to $100.00 plus all accrued and unpaid dividends thereon to and including the date of the Automatic Redemption Time, if, at the Automatic Redemption Time, the merger of Real Estate Houston US LLC, a Delaware limited liability company (“Merger Party”), with and into the Corporation, pursuant to the Agreement and Plan of Merger, dated June 29, 2017, among the Corporation and Real Estate Houston US Trust, a Delaware statutory trust, Merger Party, Parkway Properties LP, a Delaware limited partnership, and Real Estate Houston US LP, a Delaware limited partnership, as it may be amended from time to time (such merger, the “Merger”), has not become effective. From and after the Automatic Redemption Time, dividends will cease to accrue on the share of Special Voting Preferred Stock, the share of Special Voting Preferred Stock will be redeemed and will no longer be deemed outstanding, and all rights of the holder of such share will terminate, including without limitation the voting rights under Section 8 hereof and the distribution restrictions under Section 3(b) hereof, except the right to receive the Automatic Redemption Price therefor in accordance with Section 5(b). After any Automatic Redemption, the share of Special Voting Preferred Stock so redeemed shall remain an authorized share of Special Voting Preferred Stock and shall be available for reissue by the Corporation.

(b) Payment of Automatic Redemption Price. As soon as reasonably practicable (but, in any event, not more than 5 business days) after the Automatic Redemption Time, the Corporation shall send to the record holder of the share of Special Voting Preferred Stock, by check, wire transfer or other delivery of immediately available U.S. funds, the amount of the full Automatic Redemption Price therefor.

Section 6. Right of Optional Redemption.

(a) From and after the effective date of the Merger, the Corporation, at its option, may, upon notice given in accordance with Section 6(b), redeem the outstanding share of Special Voting Preferred Stock at any time or from time to time, for cash, at a redemption price (the “Optional Redemption Price”) equal to $100.00 plus accrued and unpaid dividends thereon to and including the redemption date therefore set by the Board (the “Redemption Date”).

(b) Procedures for Optional Redemption.

(i) Notice as to the Redemption Date and the effective time of the redemption shall be provided to, upon notice given in accordance with Section 6(b), the record holder of the share of Special Voting Preferred Stock in any manner permitted under the MGCL, the Charter and the Bylaws of the Corporation for the delivery of notice of an annual meeting of stockholders of the Corporation.

(ii) If notice of redemption of the share of Special Voting Preferred Stock has been given in accordance with this Section 6(b) and if the full Optional Redemption Price therefor has been delivered to the record holder of the share of Special Voting Preferred Stock by check, wire transfer or other delivery of immediately available U.S. funds or set apart by the Corporation for the benefit of the holder of the share of Special Voting Preferred Stock, (in which case, the notice of redemption shall specify the place or places where the share of Special Voting Preferred Stock must be surrendered for payment of the Redemption Price and any other documents required in connection with such redemption) then, from and after the effective time of such redemption specified in the notice of redemption, dividends will cease to accrue on the share of Special Voting Preferred Stock, the share of Special Voting Preferred Stock will be redeemed and will no longer be deemed outstanding, and all rights of the holder of such share will terminate, except the right to receive the Optional Redemption Price therefor in accordance with this Section 6(b).

Section 7. Conversion. The share of Special Voting Preferred is not convertible into or exchangeable for any other property or securities of the Corporation.

Section 8. Voting Rights.

(a) The holder of the share of Special Voting Preferred Stock shall be entitled to vote together with the holders of shares of Common Stock and the holders of shares of Limited Voting Stock, with the holders of all such shares voting together as a single class, on the election or the removal of any director of the Corporation for whose election or removal, as applicable, the holders of shares of Common Stock and the holders of shares of Limited Voting Stock are entitled to vote, and, except as set forth in Section 8(b) below, the share of Special Voting Preferred Stock shall have no other voting rights. With respect to only the election or removal of directors of the Corporation by the holders of shares of Common Stock and the holders of shares of Limited Voting Stock, the share of Special Voting Preferred Stock shall entitle the holder thereof to cast an aggregate number of votes equal to seventy percent (70%) of the aggregate number of votes entitled to be cast by stockholders of the Corporation entitled to vote in such election or for such removal (the “Special Voting Right”).

(b) So long as the share of Special Voting Preferred Stock is outstanding, the Corporation shall not, without first obtaining the approval of the holder of the then-outstanding share of Special Voting Preferred Stock, voting as a separate class:

(i) amend, alter or repeal any provision of the Charter (whether by merger, consolidation, transfer or conveyance of all or substantially all of the Corporation’s assets or otherwise) so as to adversely affect the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the share of Special Voting Preferred Stock; provided, however, that neither:

(A) the amendment of the Charter so as to authorize or create, or to increase the authorized amount of, any Junior Securities, Parity Securities or Senior Securities nor

(B) the amendment of the Charter, whether by merger, consolidation, transfer or conveyance of all or substantially all of the Corporation’s assets or other business combination (an “Event”), (x) if the share of Special Voting Preferred Stock (or securities of any successor person or entity to the Corporation into which share of Special Voting Preferred Stock has been converted) remains outstanding with the terms thereof unchanged in all material respects or the holders of the share of Special Voting Preferred Stock receive securities of a successor person or entity with substantially identical rights as those of the share of Special Voting Preferred Stock, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, or (y) if the holder of the share of Special Voting Preferred Stock shall receive in connection with such Event an amount of cash equal to the Liquidation Preference, shall be deemed to adversely affect the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the share of Special Voting Preferred Stock or entitle the holder of the share of Special Voting Preferred Stock to vote thereon or consent thereto, so long as any such amendment of the Charter or other Event does not restrict, reduce or amend the Special Voting Right; or

(ii) increase or decrease the total number of authorized, outstanding or issued shares of Special Voting Preferred Stock.

Section 9. Application of Article VI. The share of Special Voting Preferred Stock shall be subject to the provisions of Article VI of the Charter.

Section 10. Status of Redeemed or Reacquired Shares. If the share of Special Voting Preferred Stock shall be issued and reacquired in any manner by the Corporation other than pursuant to an Automatic Redemption as set forth in Section 5(a), it shall be restored to the status of an authorized but unissued share of Common Stock, without designation as to class or series.

SECOND: The share of Special Voting Preferred Stock has been reclassified by the Board under the authority contained in Article V of the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective at 12:01 a.m. (Eastern Time) on October 12, 2017.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and further, as to all matters or facts required to be verified under oath, the undersigned officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President, Chief Financial Officer and Chief Accounting Officer and attested to by its Vice President, General Counsel and Corporate Secretary on this 11th day of October, 2017.

PARKWAY, INC.

By:	/s/ Scott E. Francis
Name:	Scott E. Francis
Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

ATTEST:

/s/ A. Noni Holmes-Kidd
Name:	A. Noni Holmes-Kidd
Title:	Vice President, General Counsel and Corporate Secretary